EXHIBIT 10.4

Execution Copy

GUARANTY

This GUARANTY (this “Guaranty”), dated as of November 24, 2003, is entered into by and between PROLONG INTERNATIONAL CORPORATION, a Nevada corporation (“Guarantor”), and ST. CLOUD CAPITAL PARTNERS, LP, a Delaware limited partnership, individually and as agent for the benefit of Lenders (“Agent”). “Lenders” shall mean, collectively, ST. CLOUD CAPITAL PARTNERS, LP, a Delaware limited partnership (“St. Cloud”), BEDFORD OAK CAPITAL, L.P., a Delaware limited partnership, BEDFORD OAK OFFSHORE, LTD., a Cayman Islands company, and ASPEN VENTURES LLC, a New York limited liability company, and their respective successors and assigns.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of the date hereof, by and among Guarantor, Prolong Super Lubricants, Inc., a Nevada corporation (“Borrower”), Prolong International Holdings Ltd., a Cayman Islands company, Prolong International Ltd., a Cayman Islands company, and Lenders (as from time to time amended, restated, supplemented or otherwise modified, the “Securities Purchase Agreement”), each Lender is purchasing a Secured Promissory Note of Borrower and a Common Stock Purchase Warrant, representing the right to acquire certain shares of the common stock, par value $0.001 per share, of Guarantor;

WHEREAS, Guarantor owns 100% of the outstanding capital stock of Borrower and as such will derive direct and indirect economic benefits from Lenders’ purchase of the Notes pursuant to the Securities Purchase Agreement; and

WHEREAS, in order to induce Lenders to enter into the Securities Purchase Agreement and the other Loan Documents and to induce Lenders to purchase the Notes as provided for in the Securities Purchase Agreement, Guarantor has agreed to guarantee payment of the Secured Obligations (as such term is defined in the Pledge and Security Agreement).

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce Lenders to purchase the Notes under the Securities Purchase Agreement, it is agreed as follows:

1. DEFINITIONS.

Capitalized terms used herein shall have the meanings assigned to them in the Securities Purchase Agreement, unless otherwise defined herein.

References to this “Guaranty” shall mean this Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative.

2. THE GUARANTY.

2.1 Guaranty of Guaranteed Obligations of Borrower. Guarantor hereby unconditionally guarantees to Agent and Lenders, and their respective successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations of Borrower (hereinafter the “Guaranteed Obligations”). Guarantor agrees that this Guaranty is a guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in this Guaranty, any other Loan Document or any other agreement, document or instrument to which any Guarantor and/or any other Credit Party is or may become a party;

(b) the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by Agent and/or Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect any Lien (as such term is defined in the Pledge and Security Agreement) of Agent against, any Collateral (as such term is defined in the Pledge and Security Agreement) for the Guaranteed Obligations or any action, or the absence of any action, by Agent in respect thereof (including, without limitation, the release of any such security); or

(d) the insolvency of any Credit Party; or

(e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by Guarantor that its obligations under this Guaranty shall not be discharged until the Guaranteed Obligations are discharged in full (the “Termination Date”). Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations. Guarantor agrees that any notice or directive given at any time to Agent which is inconsistent with the waiver in the immediately preceding sentence shall be null and void and may be ignored by Agent and Lenders, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless Agent has specifically agreed otherwise in writing. It is agreed among Guarantor, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, Agent and Lenders would decline to enter into the Securities Purchase Agreement.

2.2 Demand by Agent or Lenders. In addition to the terms of the Guaranty set forth in Section 2.1 hereof, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under the Loan Documents (including all accrued interest thereon) is declared to be immediately due and payable, then Guarantor shall, without demand, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders. Payment by Guarantor shall be made to Agent in immediately available funds to an account, designated by Agent or at the address set forth herein for the giving of notice to Agent or at any other address that may be specified in writing from time to time by Agent, and shall be credited and applied to the Guaranteed Obligations.

2.3 Enforcement of Guaranty. In no event shall Agent have any obligation (although it is entitled, at its option) to proceed against Borrower or any other Credit Party or any Collateral pledged to secure Guaranteed Obligations before seeking satisfaction from the Guarantor, and Agent may proceed, prior or subsequent to, or simultaneously with, the enforcement of Agent’s rights hereunder, to exercise any right or remedy which it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.

2.4 Waiver.

(a) In addition to the waivers contained in Section 2.1 hereof, Guarantor waives and agrees to the maximum extent permitted by law that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its Guaranteed Obligations under, or the enforcement by Agent or Lenders of, this Guaranty. Guarantor hereby waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in Borrower’s financial condition or any other fact which might increase the risk to Guarantor) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waives to the maximum extent permitted by law the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty. Guarantor represents, warrants and agrees that, as of the date of this Guaranty, its obligations under this Guaranty are not subject to any offsets or defenses against Agent or Lenders or any Credit Party of any kind. Guarantor further agrees that its obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against Agent or any Lender or against any Credit Party of any kind which may arise in the future.

(b) Additionally, Guarantor further acknowledges and agrees that California Civil Code Section 2856 authorizes and validates waivers of a guarantor’s rights of subrogation and reimbursement and waivers of certain other rights and defenses available to a guarantor under California law. Based on the preceding sentence and without limiting the generality of the foregoing waivers contained in this Section 2.4(b) or any other provision hereof, Guarantor expressly waives to the maximum extent permitted by law any and all rights and defenses (except the defense of indefeasible final payment in full), which might otherwise be available to such Guarantor under California Civil Code

Sections 2787 to 2855, inclusive, 2899 and 3433 and under California Code of Civil Procedure Sections 580a, 580b, 580d and 726 (or any of such sections), or any other jurisdiction to the extent the same are applicable to this Guaranty or the agreements, covenants or obligations of Guarantor hereunder

2.5 Benefit of Guaranty. The provisions of this Guaranty are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any Credit Party and Agent or Lenders, the obligations of any Credit Party under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, indorsed or assigned by Agent or any Lender to any Person or Persons, any reference to “Agent” or “Lender” herein shall be deemed to refer equally to such Person or Persons.

2.6 Modification of Guaranteed Obligations, Etc. Guarantor hereby acknowledges and agrees that Agent and Lenders may at any time or from time to time, with or without the consent of, or notice to, Guarantor:

(a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

(b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c) amend or modify, in any manner whatsoever, the Loan Documents;

(d) extend or waive the time for any Credit Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e) take and hold Collateral for the payment of the Guaranteed Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which Agent or Lenders have been granted a Lien, to secure any Secured Obligations;

(f) release anyone who may be liable in any manner for the payment of any amounts owed by Guarantor or any other Credit Party to Agent or any Lender;

(g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of Guarantor or any other Credit Party are subordinated to the claims of Agent and Lenders; and/or

(h) apply any sums by whomever paid or however realized to any amounts owing by Guarantor or any other Credit Party to Agent or any Lender in such manner as Agent or any Lender shall determine in its discretion;

and Agent and Lenders shall not incur any liability to Guarantor as a result thereof, and no such action shall impair or release the Guaranteed Obligations of Guarantor under this Guaranty.

2.7 Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party or Guarantor for liquidation or reorganization, should any Credit Party or Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Credit Party’s or Guarantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Agent or any Lender, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

2.8 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Guaranty, or in any other Loan Document, Guarantor hereby:

(a) expressly and irrevocably waives to the maximum extent permitted by law, on behalf of itself and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which Guarantor may have or hereafter acquire against any Credit Party in connection with or as a result of Guarantor’s execution, delivery and/or performance of this Guaranty, or any other documents to which Guarantor is a party or otherwise; and

(b) acknowledges and agrees (i) that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise effect Guarantor’s liability hereunder or the enforceability of this Guaranty, and (ii) that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 2.8 and their rights under this Section 2.8 shall survive payment in full of the Guaranteed Obligations.

2.9 Election of Remedies. If Agent may, under applicable law, proceed to realize benefits under any of the Loan Documents giving Agent and Lenders a Lien upon any Collateral owned by any Credit Party, either by judicial foreclosure or by non-judicial sale or enforcement, Agent may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty. If, in the exercise of any of its rights and remedies, Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party, whether because of any applicable laws pertaining to “election of remedies” or the like, Guarantor hereby consents to such action by Agent and waives to the maximum extent permitted by law any claim based upon such action, even if such action by Agent shall result in a full or partial loss of any rights of subrogation which Guarantor might otherwise have had but for such action by Agent. Any election of remedies which results in the denial or impairment of the right of Agent to seek a deficiency judgment against any Credit Party shall not impair Guarantor’s obligation to pay the full amount of the Guaranteed Obligations. In the event Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Guaranteed Obligations. The amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under this Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent and Lenders might otherwise be entitled but for such bidding at any such sale.

2.10 Funds Transfers. If Guarantor shall engage in any transaction as a result of which Borrower is required to make a mandatory prepayment under Section 2.1.1 of the Notes and the Borrower is unable to make such mandatory prepayment, Guarantor shall distribute to, or make a contribution to the capital of, the Borrower an amount equal to the mandatory prepayment required under Section 2.1.1 of the Notes.

3. DELIVERIES.

In a form satisfactory to Agent, Guarantor shall deliver to Agent (with sufficient copies for each Lender), concurrently with the execution of this Guaranty and the Securities Purchase Agreement, the Loan Documents and other instruments, certificates and documents as are required to be delivered by Guarantor to Lenders under the Securities Purchase Agreement.

4. FURTHER ASSURANCES.

Guarantor agrees, upon the written request of Agent or any Lender, to execute and deliver to Agent or such Lender, from time to time, any additional instruments or documents reasonably considered necessary by Agent or such Lender to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

5. PAYMENTS FREE AND CLEAR OF TAXES.

All payments required to be made by Guarantor hereunder shall be made to Agent and Lenders free and clear of, and without deduction for, any and all present and future Taxes. If Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (a) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (b) Guarantor shall make such deductions, and (c) Guarantor shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Guarantor shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof. Guarantor shall indemnify and, within ten (10) days after demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 5) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

6. OTHER TERMS.

6.1 Entire Agreement. This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the loans and advances under the Loan Documents and/or the Guaranteed Obligations.

6.2 Headings. The headings in this Guaranty are for convenience of reference only and are not part of the substance of this Guaranty.

6.3 Severability. Whenever possible, each provision of this Guaranty shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

6.4 Notices. Any notice, demand or other communication required or permitted under the terms of this Agreement shall be in writing and shall be made by telegram, telex or electronic transmitter or certified or registered mail, return receipt requested, and shall be deemed to be received by the addressee on the date delivery is confirmed, if sent by Fed Ex, Express Mail, or other similar overnight delivery service, the date of electronic confirmation of receipt, if sent by telegram, telex, telecopy or electronic transmitter, and three (3) business days after mailing, if sent by certified or registered mail, with postage prepaid, and properly addressed. Notices shall be addressed as provided below:

(a)	If to Agent, at:

St. Cloud Capital Partners, LP

10866 Wilshire Blvd., Suite 1450

Los Angeles, California 90024

Facsimile: (310) 475-0550

Attention: Robert Lautz

With	a copy to:

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

Facsimile: (213) 891-8763

Attention: W. Alex Voxman, Esq.

(b)	If to Guarantor, at:

Prolong Super Lubricants, Inc.

6 Thomas

Irvine, California 92618

Facsimile: (949) 587-2707

Attention: Chief Executive Officer

With	a copy to:

Stradling, Yocca, Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Facsimile: (949) 725-4100

Attention: Michael E. Flynn, Esq.

Any party may change its address for this purpose by giving a written notice thereof as herein provided.

6.5 Successors and Assigns. This Guaranty and all obligations of Guarantor hereunder shall be binding upon the successors and assigns of Guarantor (including a debtor-in-possession on behalf of Guarantor) and shall, together with the rights and remedies of Agent, for itself and for the benefit of Lenders, hereunder, inure to the benefit of Agent and Lenders, all future holders of any instrument evidencing any of the Secured Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the rights of Agent and Lenders hereunder. Guarantor may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Guaranty.

6.6 No Waiver; Cumulative Remedies; Amendments. Neither Agent nor any Lender shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Agent and then only to the extent therein set forth. A waiver by Agent, for itself and the ratable benefit of Lenders, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Agent would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Agent or any Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Guaranty may be waived, altered, modified, supplemented or amended except by an instrument in writing, duly executed by Agent and Guarantor.

6.7 Termination. This Guaranty is a continuing guaranty and shall remain in full force and effect until the Termination Date. Upon payment and performance in full of the

Guaranteed Obligations, Agent shall deliver to Guarantor such documents as Guarantor may reasonably request to evidence such termination.

6.8 Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall collectively and separately constitute one and the same agreement.

6.9 Security. To secure payment of Guarantor’s obligations under this Guaranty, concurrently with the execution of this Guaranty, Guarantor has entered into a Pledge and Security Agreement pursuant to which Guarantor has granted to Agent for the benefit of Lenders a security interest in substantially all of its personal property and pursuant to which Guarantor has pledged all of the capital stock of Borrower to Agent for the benefit of Lenders.

6.10 Subordination. All indebtedness now or hereafter owing by any Credit Party to any Guarantor for borrowed money or otherwise is hereby subordinated to the payment in full in cash of the Secured Obligations, and, payments of such indebtedness is restricted (and may only be made and accepted) in the manner set forth in the Notes. Subsequent to an Event of Default under any of the Loan Documents, no Guarantor shall accept payment of all or any portion of such subordinated indebtedness until satisfaction in full of the Secured Obligations. All security interests, liens and encumbrances which any Guarantor now or hereafter may have upon any of the assets of Borrower or any other Credit Party are hereby subordinated to all security interests, liens and encumbrances heretofore, now or hereafter granted to Agent and/or Lenders pursuant to the Loan Documents.

6.11 Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of California applicable to contracts made and to be performed in that state.

6.12 No Strict Construction. Guarantor hereby waives the benefit of any statute or rule of law or judicial decision, including without limitation, California Civil Code Section 1654, which would otherwise require that the provisions of this Agreement be construed or interpreted most strongly against the party responsible for the drafting thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date first above written.

PROLONG INTERNATIONAL CORPORATION

By:	/s/ Elton Alderman
Name: Elton Alderman
Title: President and Chief Executive Officer

ST. CLOUD CAPITAL PARTNERS, LP, as Agent

By:	SCCP, LLC
Its:	General Partner

By:	/s/ Marshall S. Geller

Name: Marshall S. Geller
Title: Senior Managing Member

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